Exhibit 23.4

Arthur D. Little Benelux S.A. / N.V. Avenue de Tervurenlaan, 270 B - 1150 Brussels Belgium

Telephone 32.2.761.72.00 Telefax 32.2.762.07.58 E-mail adlittle.brussels@adlittle.com
TO: Arizona Chemical Ltd.:
CONSENT OF ARTHUR D. LITTLE BENELUX S.A./N.V.
We consent to the use of our information and to all references to our firm, including, without limitation, references to our firm under the caption “Experts”, and such information, included in or made part of (i) “Summary”, (ii) “Industry”, and (iii) “Business”, in each case, included in the registration statement on Form S-l to be filed by Arizona Chemical Ltd. and related prospectus.

Dated:	April 12th, 2010

Arthur D. Little Benelux S.A. / N.V.

By :	Ignacio Garcia Alves

Title :	Chief Executive Officer
Arthur D. Little Benelux SA/NV
Ignacio Gracia Alves
Administrateur Délégué
Gedelegeerd Bestuurder